Exhibit 99.1

Contact:	Uzi Sasson
Chief Financial Officer

IXYS Corporation
3540 Bassett Street
Santa Clara, California 95054
(408) 982-0700
IXYS CORPORATION ANNOUNCES ITS THIRD QUARTER RESULTS WITH RECORD PROFITS FOR THE NINE MONTHS OF THE FISCAL YEAR
SANTA CLARA, CA. January 30, 2006 — IXYS Corporation (NASDAQ:SYXI) today announced that, for the third fiscal quarter ended December 31, 2005, IXYS reported net revenues of $60.3 million, as compared with net revenues of $66.3 million for the same period in the prior fiscal year.
Gross profit was $18.9 million, or 31.4% of net revenues, for the quarter ended December 31, 2005, as compared to gross profit of $20.1 million, or 30.3% of net revenues, for the same quarter in the prior fiscal year. Net income for the quarter was $4.4 million, or $0.12 per diluted share, as compared to a net income of $4.7 million or $0.14 per diluted share, for the same quarter in the prior fiscal year.
For the nine month period ended December 31, 2005, IXYS reported net revenues of $187.1 million, as compared with net revenues of $187.6 million for the same period in the prior fiscal year. Gross profit for the nine month period ended December 31, 2005 was $61.3 million, or 32.8% of net revenues, as compared to gross profit of $56.7 million, or 30.2% of net revenues, for the same period in the prior fiscal year. Net income for the nine month period was $15.1 million, or $0.42 per diluted share, an increase of 44.4% as compared to net income of $10.5 million, or $0.30 per diluted share, for the same period in the prior fiscal year.
“Consistent with our long term growth plan, we are pleased to demonstrate cash and profit growth on a year to date basis. We have seen the sequential weakness and uncertainty of the consumer market and have positioned IXYS for further diversification, growth and improved gross margins,” said Dr. Nathan Zommer, Chief Executive Officer.

“We are cautious about our next quarter, especially in light of the recent uncertainty experienced by other companies in our industry, and expect revenues for the March quarter to be relatively flat, as compared to our December quarter,” stated Uzi Sasson, Chief Financial Officer.
IXYS develops and markets primarily high performance power and RF semiconductors and control ICs that are used in controlling and converting electrical power efficiently in power systems for telecommunication infrastructure, motor drives, medical systems and transportation. IXYS also serves emerging markets with digital and analog ICs that control flat panel displays, medical instruments and telecommunication products.
Safe Harbor Statement
The foregoing press release contains forward-looking statements, including those related to diversification, growth, improved gross margins and expectations for revenues in the March quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, an unexpected increase or leveling of our costs or reduced cash flows, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS’ Form 10-Q for the fiscal quarter ended September 30, 2005, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.
Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	March 31,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$77,173	$58,299
Accounts receivable, net	39,002	41,388
Inventories, net	51,746	51,411
Prepaid expenses	4,333	4,134
Deferred income taxes	6,806	6,649

Total current assets	179,060	161,881
Plant and equipment, net	39,305	27,814
Other assets	27,551	27,409
Deferred income taxes	2,460	2,787

Total assets	$248,376	$219,891

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,199	$2,733
Notes payable to bank	862	—
Accounts payable	13,924	12,962
Accrued expenses and other liabilities	28,107	22,123

Total current liabilities	45,092	37,818
Long term obligations, net of current portion	14,035	4,566
Pension liabilities	10,860	12,230

Total liabilities	69,987	54,614

Common stock, $0.01 par value:
Authorized: 80,000,000 shares; 34,450,014 issued and 33,971,012 outstanding on December 31, 2005 and 33,586,196 issued and 33,359,194 outstanding on March 31, 2005	345	336
Additional paid in capital	153,696	151,820
Notes receivable from stockholders	(58)	(355)
Retained earnings	20,586	5,492
Accumulated other comprehensive income	3,820	7,984

Total stockholders’ equity	178,389	165,277

Total liabilities and stockholders’ equity	$248,376	$219,891

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net revenues	$60,336	$66,258	$187,062	$187,597
Cost of goods sold	41,399	46,203	125,749	130,857

Gross profit	18,937	20,055	61,313	56,740

Operating expenses:
Research, development and engineering	4,960	4,778	13,199	14,400
Selling, general and administrative	8,707	8,226	27,869	25,753

Total operating expenses	13,667	13,004	41,068	40,153

Operating income	5,270	7,051	20,245	16,587
Other income, net	742	488	1,953	269

Income before income tax provision	6,012	7,539	22,198	16,856
Income tax provision	1,601	2,790	7,104	6,405

Net income	$4,411	$4,749	$15,094	$10,451

Net income per share — basic	$0.13	$0.14	$0.45	$0.32

Weighted average shares used in per share calculation — basic	33,593	33,076	33,514	33,029

Net income per share — diluted	$0.12	$0.14	$0.42	$0.30

Weighted average shares used in per share calculation — diluted	35,729	35,012	35,827	34,876